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Exhibit 5.1

September 13, 2004

First Data Corporation
6200 South Quebec Street
Greenwood Village, Colorado 80111

  Re:
  First Data Corporation—Registration Statements on Form S-3

Ladies and Gentlemen:

        I am counsel to First Data Corporation (the "Company"). I refer to (i) the Registration Statement on Form S-3 (Registration No. 333-106071) filed by the Company on June 12, 2003 with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), and Amendment No. 1 thereto filed by the Company with the SEC on July 16, 2003 with the SEC (the "2003 Registration Statement") and (ii) the Registration Statement on Form S-3 (Registration No. 333-56748) filed by the Company on March 8, 2001 with the SEC, and Amendment No. 1 thereto filed by the Company on March 23, 2001 with the SEC (the "2001 Registration Statement," and, together with the 2003 Registration Statement, the "Registration Statement") pursuant to which the Company is issuing $450,000,000 aggregate principal amount of its 3.90% Notes due 2009 and $550,000,000 aggregate principal amount of the Company's 4.85% Notes due 2014 (collectively, the "Notes"). The Notes will be issued under an Indenture dated as of March 26, 1993, as supplemented by the 2003 Supplemental Indenture dated as of June 9, 2003, between the Company and Wells Fargo Bank, National Association, as Trustee (the "Indenture").

        I am familiar with the proceedings to date with respect to the proposed issuance and sale of the Notes and have examined such records, documents and questions of law, and satisfied myself as to such matters of fact, as I have considered relevant and necessary as a basis for this letter.

        Based on the foregoing, I am of the opinion that:

        1.     The Company is duly incorporated and validly existing under the laws of the State of Delaware.

        2.     The Notes will be legally issued and constitute valid and binding obligations of the Company (except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law) when the Notes shall have been duly executed and authenticated as provided in the Indenture and duly delivered to the purchasers thereof against payment of the agreed consideration therefor.

        This opinion letter is limited to the General Corporation Law of the State of Delaware and the laws of the State of Nebraska. I note that the Indenture and Notes are expressly governed by the laws of the State of New York, and I have assumed, without investigation, that the substantive laws of the State of New York are substantially identical to those of the State of Nebraska.

        I do not find it necessary for the purposes of this opinion letter to cover, and accordingly I express no opinion as to, the application of the securities or blue sky laws of the various states or the District of Columbia to the sale of the Securities.

        I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statements and to all references to me under the caption "Legal Matters" in the prospectus forming a part of the Registration Statements. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act or the related rules and regulations promulgated by the SEC.

                      Very truly yours,

                      /s/ Stanley J. Andersen

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  Exhibit 5.1